Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Royal Equine Alliance Corporation, of our report dated February 22, 2008 on our audit of the financial statements of Royal Equine Alliance Corporation as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2007, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 25, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501